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                                                                    EXHIBIT 99.1

                                 [TRUSERV LOGO]
                                  PRESS RELEASE


                                                 For more information contact:
                                                 Mary Viola, TruServ Corporation
                                                 773-695-5280


              TRUSERV CORP. AMENDING EXISTING FINANCIAL AGREEMENTS

CHICAGO, DEC. 31, 2001 - TruServ Corporation announced today that it has reached agreement in principle with the agent bank for its revolving credit facility and the largest holders of its senior notes on the terms of an amendment of its existing financing agreements. The terms include an extension of the maturity of the revolving credit facility from June of 2002 to June of 2004, while maintaining the existing maturity schedule for the company's senior notes. The commitment level on the revolver continues at $200 million. TruServ expects to file the definitive documentation of the financing amendments with the Securities and Exchange Commission as exhibits to its year ended December 31, 2001 Annual Report on Form 10-K, due to be filed no later than March 31, 2002.
         "With permanent long-term financing," said David Shadduck, TruServ's Chief Financial Officer, "everything else being equal, we expect our independent accountants to issue an unqualified opinion on our financial statements."
         TruServ has been pursuing the parallel paths of seeking either new financing, primarily in the form of a new asset-based lending agreement, or negotiating amendments with its existing lenders since the co-op failed to comply with a covenant under its revolving credit facility in the first quarter of 2001.
         "We are restructuring our business and are demonstrating to each of our senior lenders our ability to meet or beat our long-term business plan," said Shadduck. "Our lenders' continued support of TruServ is a clear signal that they believe in our business."

         TruServ's senior debt is comprised of $175 million of senior notes maturing from 2002-2012, $105 million of senior notes maturing between 2002-2008, and a $200 million revolving credit facility. At the end of fiscal November 2001, approximately $78 million was outstanding under the revolving credit facility, net of related cash on hand, compared with $182 million at November 2000.

         TruServ, headquartered in Chicago, is the world's largest member-owned wholesale hardware cooperative with 2000 sales of $4 billion, supporting annual retail sales of more than $12 billion. The TruServ cooperative includes more than 7,300 independent retailers worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-K which is incorporated into this news release by reference.

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